Exhibit 99.01

ACM Research Reports Second Quarter 2022 Results

FREMONT, Calif., Aug. 05, 2022 (Globe Newswire) – ACM Research, Inc. (“ACM,”  and with its subsidiaries, the “Company”) (NASDAQ: ACMR), a leading supplier of wafer processing solutions for semiconductor and advanced wafer-level packaging applications, today reported financial results for its second fiscal quarter ended June 30, 2022.

“Our second quarter results represent a solid recovery following the COVID‑19 related restrictions in Shanghai that affected the first quarter. We are pleased with our revenue and profitability as our facilities gradually returned to a more normal operational status,” said Dr. David Wang, ACM’s President and Chief Executive Officer. “We were approved to reopen our Chuansha manufacturing facility under a closed loop production process in late April, and as of July 1, our operations in Shanghai have largely returned to normal. My sincere thanks go out to our employees, business partners, and customers for their dedication as we manage our way through the COVID pandemic.”

Dr. Wang continued, “For the first half of the year, revenue grew by 50%, with good growth from our cleaning tools and incremental contribution from our ECP products. We continue to see strong demand from our China-based customers, increasing market share with our cleaning tools and with new products. I am happy to report that we recently delivered two Ultra C SAPS V 12-chamber cleaning tools to our U.S.-based customer, including an evaluation tool late in the second quarter and a production tool in mid-July. We believe a successful evaluation could lead to larger business opportunities with this and other major customers.”

“Demand for our tools remains strong, and we have good visibility for the remainder of the year. We continue to expect solid growth in the second half of 2022 and beyond from our core cleaning products, the ramp of our ECP tools, and increased shipments of our furnace products. We are committed to gaining additional share of the $8 billion market addressed by our current product offerings, and we continue to believe we remain on track to double our addressable market opportunity with the upcoming introduction of two new product categories.”

	Three Months Ended June 30,
	GAAP		Non-GAAP(1)
	2022	2021	2022	2021
	(dollars in thousands, except EPS)
Revenue	$104,395	$53,864	$104,395	$53,864
Gross margin	42.3%	40.2%	42.4%	40.5%
Income from operations	$20,035	$4,331	$22,004	$5,666
Net income attributable to ACM Research, Inc.	$12,236	$6,567	$14,628	$4,119
Basic EPS	$0.21	$0.11	$0.25	$0.07
Diluted EPS (2)	$0.18	$0.10	$0.22	$0.06

	Six Months Ended June 30,
	GAAP		Non-GAAP(1)
	2022	2021	2022	2021
	(dollars in thousands, except EPS)
Revenue	$146,581	$97,596	$146,581	$97,596
Gross margin	43.6%	40.7%	43.7%	40.9%
Income from operations	$10,729	$7,781	$14,072	$10,326
Net income attributable to ACM Research, Inc.	$6,450	$12,037	$14,074	$11,846
Basic EPS	$0.11	$0.21	$0.24	$0.21
Diluted EPS (2)	$0.10	$0.19	$0.21	$0.18

(1)
Reconciliations to U.S. generally accepted accounting principles (“GAAP”) financial measures from non-GAAP financial measures are presented below under “Reconciliation of GAAP to Non-GAAP Financial Measures.” Non-GAAP financial measures exclude stock-based compensation and, with respect to net income (loss) attributable to ACM Research, Inc. and basic and diluted EPS, also exclude unrealized loss on trading securities.

(2)	Prior period results have been adjusted to reflect the three-for-one stock split effected in the form of a stock dividend in March 2022.

Outlook

The Company is maintaining its revenue guidance range of $365 million to $405 million for fiscal year 2022. This expectation assumes, among other factors, stability with respect to the global COVID-19 pandemic and US-China trade policy, and the continued expansion of the Company’s production and shipping operations in Shanghai. The range of the Company’s 2022 outlook reflects, among other things, various spending scenarios for the production ramps of key customers, the absence of unexpected disruptions in the Company’s supply chain, and the timing of acceptances for first tools under evaluation in the field.

Operating Highlights and Recent Announcements

•
Shipments. Total shipments in the second quarter of 2022 were $112 million, versus $82 million in the second quarter of 2021. Shipments in the second quarter of 2022 included $24 million of tools that could not be delivered in the first quarter of 2022 due to the COVID-19-related restrictions in Shanghai. Total shipments include deliveries for revenue in the quarter and deliveries of first tool systems awaiting customer acceptance for potential revenue in future quarters.

•
Shipped Evaluation and Production Tools to U.S. Customer. Delivered first Ultra C SAPS V 12-chamber cleaning tool for evaluation in June and shipped another tool in mid-July. ACM has expanded its U.S. services team to provide direct on-site support for the evaluation.

•
Building Traction with China Operations of Semiconductor Manufacturers.  During the first half of 2022, the Company delivered an Ultra C SAPS V 12-chamber cleaning tool for evaluation to the China fab of a global semiconductor manufacturer for evaluation, an Ultra ECP map copper plating tool for evaluation to a regional Asia-based semiconductor manufacturer, and delivered an additional PR stripper tool and received additional orders from the China-based advanced packaging facility of a global Integrated Device Manufacturer, (IDM).

•
Introduction of New Post-CMP Cleaning Tool for Silicon and SiC Wafer Substrate Manufacturing. In July 2022, the Company announced the introduction of its new post-CMP cleaning tool. This is the Company’s first tool of its kind, serving as a cleaning step following the chemical mechanical planarization (CMP) process used to manufacture high quality substrates. It is available in 6- and 8- inch configurations for silicon carbide (SiC), and 8- and 12- inch configurations for silicon wafer manufacturing. The tool is available in wet-in dry-out (WIDO) and dry-in dry out (DIDO) configurations, with 2-, 4- and 6-chamber options to achieve maximum throughput of up to 60 wafers per hour (WPH).

•
Appointment of Armanino LLP as Auditor for 2022. ACM announced that Armanino LLP  has been appointed as ACM’s independent registered public accounting firm to audit ACM’s consolidated financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2022. Following completion of the 2022 audit of ACM’s consolidated financial statements and internal controls over financial reporting, ACM anticipates it will no longer be subject to delisting guidelines under the U.S. Holding Foreign Companies Accountable Act (HFCAA).

Financial Summary

Unless otherwise noted, the following figures refer to the second quarter of 2022 and comparisons are with the second quarter of 2021.

•
Revenue was $104.4 million, up 93.8%, reflecting an increase in revenue from single wafer wet cleaning tools, new products groups, particularly ECP, Furnace and other technologies category. Revenue in the second quarter included $12.9 million of repeat shipments of tools that could not be delivered in the first quarter due to COVID-19-related restrictions in Shanghai.

•
Gross margin was 42.3%, up from 40.2%. Non-GAAP gross margin, which excludes stock-based compensation, was 42.4%, up from 40.5%. Gross margin was within the range of 40% to 45% reflected in the Company’s long-term business model. The Company expects gross margin to vary from period to period due to a variety of factors, such as sales volume and product mix.

•
Operating expenses were $24.1 million, an increase of 39.0%. Non-GAAP operating expenses, which exclude the effect of stock-based compensation, were $22.3 million, up 38.3%.  Non-GAAP operating expenses as a percent of revenue decreased to 21.4% from 29.9%.

•	Operating income was $20.0 million, up from $4.3 million. Non-GAAP operating income, which excludes the effect of stock-based compensation, was $22.0 million, up from $5.7 million.

•
Unrealized loss on trading securities was $0.4 million. The loss reflects the change in market value of the indirect investment by ACM Research (Shanghai), Inc. in the STAR Market IPO shares of Semiconductor Manufacturing International Corporation (SMIC). The value is marked-to-market quarterly and is excluded from non-GAAP results.

•
Income tax expense was $7.7 million, compared to $15,000. The income tax expense for the period ending June 30, 2022 primarily resulted from an increase in the Company’s full year effective income tax rate. As a result of a change in Section 174 of the U.S. Internal Revenue Code of 1986 that became effective on January 1, 2022, the effective tax rate for 2022 has increased, primarily due to a new requirement to capitalize and amortize previously deductible research and experimental expenses.

•
Net income attributable to ACM Research, Inc. was $12.2 million, compared to net income of $6.6 million.  Non-GAAP net income attributable to ACM Research, Inc., which excludes the effect of stock-based compensation and unrealized loss on trading securities, was $14.6 million, as compared to non-GAAP net income of $4.1 million.

•
Net income per diluted share attributable to ACM Research, Inc. was $0.18, compared to $0.10.  Non-GAAP net income per diluted share, which excludes the effect of stock-based compensation and unrealized loss on trading securities, was $0.22, compared to $0.06.

•
Cash and cash equivalents were $323.7 million at June 30, 2022, versus $380.3 million at March 31, 2022. Cash and cash equivalents plus, restricted cash and deposits were $468.9 million at June 30, 2022, versus $533.1 million at March 31, 2022.  The decrease in cash and cash equivalents for the three months ended June 30, 2022 is primarily attributable to cash used in operations of $33.6 million, and a $23.5 million decrease due to the effect of exchange rate changes on cash and cash equivalents.

Conference Call Details

A conference call to discuss results will be held on Friday, August 5, 2022, at 8:00 a.m. Eastern Time (8:00 p.m. China Time). To join the conference call via telephone, participants must use the following link to complete an online registration process. Upon registering, each participant will receive email instructions to access the conference call, including dial-in information and a PIN number allowing access to the conference call. This pre-registration process is designed by the operator to reduce delays due to operator congestion when accessing the live call.

Online Registration: https://register.vevent.com/register/BI9e0689dabde64d0e98f41480ab995283

Participants who have not pre-registered may join the webcast by accessing the link at ir.acmrcsh.com/events.

A live and archived webcast will be available on the Investors section of the ACM website at www.acmrcsh.com.

Use of Non-GAAP Financial Measures

ACM presents non-GAAP gross margin, operating expenses, operating income, net income (loss) attributable to ACM Research, Inc. and basic and diluted earnings per share as supplemental measures to GAAP financial measures regarding ACM’s operational performance. These supplemental measures exclude the impact of stock-based compensation, which ACM does not believe is indicative of its core operating results. In addition, non-GAAP net income attributable to ACM Research, Inc. and basic and diluted EPS exclude non-cash change in fair value of financial assets and liabilities and unrealized gain on trading securities, which ACM also believes are not indicative of its core operating results. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided below under “Reconciliation of Non-GAAP to GAAP Financial Measures.”

ACM believes these non-GAAP financial measures are useful to investors in assessing its operating performance. ACM uses these financial measures internally to evaluate its operating performance and for planning and forecasting of future periods. Financial analysts may focus on and publish both historical results and future projections based on the non-GAAP financial measures. ACM also believes it is in the best interests of investors for ACM to provide this non-GAAP information.

While ACM believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures may not be reported by competitors, and they may not be directly comparable to similarly titled measures of other companies due to differences in calculation methodologies. The non-GAAP financial measures are not an alternative to GAAP information and are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures. They should be used only as a supplement to GAAP information and should be considered only in conjunction with ACM’s consolidated financial statements prepared in accordance with GAAP.

Forward-Looking Statements

Certain statements contained in the third and fourth paragraphs of this press release, under the heading “Outlook” and in the bullet “Appointment of Armanino LLP as Auditor for 2022” under the heading “Operating Highlights and Recent Announcements” above are not historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the intent, belief and current expectations with respect to: the extent and effect of the Shanghai COVID-19 lockdown; the demand for the Company’s tools, including specifically in fiscal year 2022; the expansion in 2022 of the Company’s product offering, production capacity and base of major customers; the timing and ability of the Company to secure orders from new customers, including in the United States; and views of U.S. and other regulators with respect to the Company’s compliance with HFCAA.  Those statements are expectations only, reflect management’s current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the following, any of which could be exacerbated even further by the continuing COVID-19 outbreak in China and globally: anticipated customer orders or identified market opportunities may not grow or develop as anticipated; customer orders already received may be postponed or canceled; Armanino LLP’s ability to provide an audit report with respect to ACM’s consolidated 2022 financial statements and internal controls over financial reporting; the Company may be unable to obtain the qualification and acceptance of its delivered tools when anticipated or at all, which would delay or preclude the Company’s recognition of revenue from the sale of those tools; suppliers may not be able to meet the Company’s demands on a timely basis; the Company’s technologies and tools may not gain market acceptance; the Company may be unable to compete effectively by, among other things, enhancing its existing tools, adding additional production capacity and engaging additional major customers; volatile global economic, market, industry and other conditions could result in sharply lower demand for products containing semiconductors and for the Company's products and in disruption of capital and credit markets; trade regulations, currency fluctuations, political instability and war may materially adversely affect the Company due to its substantial non-U.S. customer and supplier base and its substantial non-U.S. manufacturing operations. ACM cannot guarantee any future results, levels of activity, performance or achievements.  The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in its expectations regarding these forward-looking statements or the occurrence of unanticipated events.

About ACM Research, Inc.

The Company develops, manufactures and sells semiconductor process equipment for single-wafer or batch wet cleaning, electroplating, stress-free polishing and thermal processes that are critical to advanced semiconductor device manufacturing, as well as wafer-level packaging. The Company is committed to delivering customized, high performance, cost-effective process solutions that semiconductor manufacturers can use in numerous manufacturing steps to improve productivity and product yield.

© ACM Research, Inc. ULTRA C and the ACM Research logo are trademarks of ACM Research, Inc. For convenience, these trademarks appear in this press release without ™ symbols, but that practice does not mean that ACM will not assert, to the fullest extent under applicable law, its rights to the trademarks.

For investor and media inquiries, please contact:

In the United States:          The Blueshirt Group
Yujia Zhai
+1 (860) 214-0809
yujia@blueshirtgroup.com

In China:                            The Blueshirt Group Asia
Gary Dvorchak, CFA
+86 (138) 1079-1480
gary@blueshirtgroup.com

ACM RESEARCH, INC.
Condensed Consolidated Balance Sheets
(unaudited)
	June 30, 2022	December 31, 2021
	(Unaudited)
	(In thousands, except for par value)
Assets
Current assets:
Cash and cash equivalents	$323,716	$562,548
Restricted cash	628	519
Short-term time deposits	70,030	-
Trading securities	23,894	29,498
Accounts receivable	154,627	105,553
Income tax recoverable	1,521	1,082
Other receivables	16,208	18,979
Inventories	288,080	218,116
Advances to related party	3,073	2,383
Prepaid expenses	18,851	14,256
Total current assets	900,628	952,934
Property, plant and equipment, net	57,266	14,042
Land use right, net	9,092	9,667
Operating lease right-of-use assets, net	3,478	4,182
Intangible assets, net	661	477
Long-term time deposits	74,500	-
Deferred tax assets	10,767	13,166
Long-term investments	12,612	12,694
Other long-term assets	2,520	45,017
Total assets	1,071,524	1,052,179
Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings	4,898	9,591
Current portion of long-term borrowings	2,328	2,410
Related party accounts payable	9,062	7,899
Accounts payable	93,902	93,451
Advances from customers	94,421	52,824
Deferred revenue	2,950	3,180
Income taxes payable	2,032	254
FIN-48 payable	2,171	2,282
Other payables and accrued expenses	39,195	31,735
Current portion of operating lease liability	1,774	2,313
Total current liabilities	252,733	205,939
Long-term borrowings	20,642	22,957
Long-term operating lease liability	1,704	1,869
Deferred tax liability	1,237	1,302
Other long-term liabilities	8,063	8,447
Total liabilities	284,379	240,514
Commitments and contingencies
Stockholders’ equity:
Common stock – Class A	5	5
Common stock – Class B	1	1
Additional paid in capital	599,138	595,045
Accumulated surplus	70,182	63,732
Statutory surplus reserve	8,312	8,312
Accumulated other comprehensive income	(22,633)	9,109
Total ACM Research, Inc. stockholders’ equity	655,005	676,204
Non-controlling interests	132,140	135,461
Total stockholders’ equity	787,145	811,665
Total liabilities and stockholders’ equity	$1,071,524	$1,052,179

ACM RESEARCH, INC.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
	( In thousands, except share and per share data)		( In thousands, except share and per share data)
Revenue	$104,395	$53,864	$146,581	$97,596
Cost of revenue	60,238	32,184	82,738	57,871
Gross profit	44,157	21,680	63,843	39,725
Operating expenses:
Sales and marketing	7,664	5,789	14,361	11,097
Research and development	11,367	7,933	28,713	13,437
General and administrative	5,091	3,627	10,040	7,410
Total operating expenses, net	24,122	17,349	53,114	31,944
Income from operations	20,035	4,331	10,729	7,781
Interest income	2,144	31	3,949	80
Interest expense	(306)	(194)	(567)	(383)
Unrealized gain (loss) on trading securities	(423)	3,783	(4,281)	2,736
Other income (expense), net	2,505	(897)	2,742	(428)
Equity income in net income of affiliates	472	295	401	615
Income before income taxes	24,427	7,349	12,973	10,401
Income tax benefit (expense)	(7,679)	(15)	(3,668)	2,755
Net income	16,748	7,334	9,305	13,156
Less: Net income attributable to non-controlling interests	4,512	767	2,855	1,119
Net income attributable to ACM Research, Inc.	$12,236	$6,567	$6,450	$12,037
Comprehensive income:
Net income	16,748	7,334	9,305	13,156
Foreign currency translation adjustment	(40,372)	3,000	(37,918)	1,668
Comprehensive Income (loss)	(23,624)	10,334	(28,613)	14,824
Less: Comprehensive income (loss) attributable to non-controlling interests and redeemable non-controlling interests	(2,248)	1,797	(3,321)	1,714
Comprehensive income (loss) attributable to ACM Research, Inc.	$(21,376)	$8,537	$(25,292)	$13,110

Net income attributable to ACM Research, Inc. per common share:
Basic	$0.21	$0.11	$0.11	$0.21
Diluted	$0.18	$0.10	$0.10	$0.19

Weighted average common shares outstanding used in computing per share amounts:
Basic	59,177,643	57,370,977	59,003,484	56,868,585
Diluted	65,478,677	65,423,232	65,772,973	65,038,584

ACM RESEARCH, INC.
Total Revenue by Product Category, by Equipment Type and by Region

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2022	2021	2022	2021
Single wafer cleaning, Tahoe and semi-critical cleaning equipment	$72,583	$45,461	$98,616	$77,874
ECP (front-end and packaging), furnace and other technologies	20,500	-	32,748	5,550
Advanced packaging (excluding ECP), services & spares	11,312	8,403	15,217	14,172
Total Revenue By Product Category	$104,395	$53,864	$146,581	$97,596

Wet cleaning and other front-end processing tools	$79,553	$45,974	$111,254	$77,874
Advanced packaging, other processing tools, services and spares	24,842	7,890	35,327	19,722
Total Revenue Front-end and Back-End	$104,395	$53,864	$146,581	$97,596

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Mainland China	$100,275	$53,736	$142,405	$97,432
Other Regions	4,120	128	4,176	164
	$104,395	$53,864	$146,581	$97,596

ACM RESEARCH, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures

As described under “Use of Non-GAAP Financial Measures” above, ACM presents non-GAAP gross margin, operating expenses, operating income, net income attributable to ACM Research, Inc., and basic and diluted earnings per share as supplemental measures to GAAP financial measures, each of which excludes stock-based compensation (SBC) from the equivalent GAAP financial line items. In addition, non-GAAP net income attributable to ACM Research, Inc., and basic and diluted earnings per share exclude unrealized gain on trading securities. The following table reconciles gross margin, operating expenses, operating income, net income attributable to ACM Research, Inc., and basic and diluted earnings per share to the related non-GAAP financial measures:

	Three Months Ended June 30,
	2022				2021
	Actual (GAAP)	SBC	Other non- operating adjustments	Adjusted (Non- GAAP)	Actual (GAAP)	SBC	Other non- operating adjustments	Adjusted (Non- GAAP)

	(In thousands)

Revenue	$104,395	$-	$-	$104,395	$53,864	$-	$-	$53,864
Cost of revenue	(60,238)	(140)	-	(60,098)	(32,184)	(110)	-	(32,074)
Gross profit	44,157	(140)	-	44,297	21,680	(110)	-	21,790
Operating expenses:
Sales and marketing	(7,664)	(574)	-	(7,090)	(5,789)	(478)	-	(5,311)
Research and development	(11,367)	(656)	-	(10,711)	(7,933)	(279)	-	(7,654)
General and administrative	(5,091)	(599)	-	(4,492)	(3,627)	(468)	-	(3,159)
Income (loss) from operations	$20,035	$(1,969)	$-	$22,004	$4,331	$(1,335)	$-	$5,666
Unrealized gain (loss) on trading securities	(423)	-	(423)	-	3,783	-	3,783	-
Net income (loss) attributable to ACM Research, Inc.	$12,236	$(1,969)	$(423)	$14,628	$6,567	$(1,335)	$3,783	$4,119
Basic EPS	$0.21			$0.25	$0.11			$0.07
Diluted EPS	$0.18			$0.22	$0.10			$0.06

	Six Months Ended June 30,
	2022				2021
	Actual (GAAP)	SBC	Other non-operating adjustments	Adjusted (Non- GAAP)	Actual (GAAP)	SBC	Other non-operating adjustments	Adjusted (Non- GAAP)

	(In thousands)

Revenue	$146,581	$-	$-	$146,581	$97,596	$-	$-	$97,596
Cost of revenue	(82,738)	(253)	-	(82,485)	(57,871)	(181)	-	(57,690)
Gross profit	63,843	(253)	-	64,096	39,725	(181)	-	39,906
Operating expenses:
Sales and marketing	(14,361)	(928)	-	(13,433)	(11,097)	(983)	-	(10,114)
Research and development	(28,713)	(1,067)	-	(27,646)	(13,437)	(508)	-	(12,929)
General and administrative	(10,040)	(1,095)	-	(8,945)	(7,410)	(873)	-	(6,537)
Income from operations	$10,729	$(3,343)	$-	$14,072	$7,781	$(2,545)	$-	$10,326
Unrealized gain (loss) on trading securities	(4,281)	-	(4,281)	-	2,736	-	2,736	-
Net income (loss) attributable to ACM Research, Inc.	$6,450	$(3,343)	$(4,281)	$14,074	$12,037	$(2,545)	$2,736	$11,846
Basic EPS	$0.11			$0.24	$0.21			$0.21
Diluted EPS	$0.10			$0.21	$0.19			$0.18